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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  ____________


                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13D-2


                    Kapstone Paper and Packaging Corporation
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                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
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                         (Title of Class of Securities)


                                   48562P 10 3
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                                 (CUSIP Number)


                                  May 11, 2007
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           |_|     Rule 13d-1(b)

           |X|     Rule 13d-1(c)

           |_|     Rule 13d-1(d)

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CUSIP NO. 48562P103                   13G                      PAGE 2 OF 8 PAGES
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   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Locust Wood Capital Advisers, LLC
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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
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   3     SEC USE ONLY


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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Locust Wood Capital Advisers, LLC is a Delaware limited liability company
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                             5    SOLE VOTING POWER

        NUMBER OF                 1,337,000*
          SHARES            ----- ----------------------------------------------
       BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
           EACH                   0
        REPORTING           ----- ----------------------------------------------
          PERSON             7    SOLE DISPOSITIVE POWER
           WITH
                                  1,337,000*
                            ----- ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  0
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   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,337,000*
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  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [_]

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

         5.4% of aggregate voting power
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  12     TYPE OF REPORTING PERSON

         IA
================================================================================
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*  Includes 493,000 shares of common stock issuable upon exercise of warrants.
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CUSIP NO. 48562P103                   13G                      PAGE 3 OF 8 PAGES
===================                                            =================

================================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen Errico**
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY


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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 1,337,000*
          SHARES            ----- ----------------------------------------------
       BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
           EACH                   0
        REPORTING           ----- ----------------------------------------------
          PERSON             7    SOLE DISPOSITIVE POWER
           WITH
                                  1,337,000*
                            ----- ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,337,000*
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [_]

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

         5.4% of aggregate voting power
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  12     TYPE OF REPORTING PERSON

         IN
================================================================================

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*  Includes 493,000 shares of common stock issuable upon exercise of warrants.
** Mr. Errico is the managing member and sole beneficial owner of Locust Wood
   Advisers, LLC.

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CUSIP NO. 48562P103                   13G                      PAGE 4 OF 8 PAGES
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ITEM 1(A).    NAME OF ISSUER:

              Kapstone Paper and Packaging Corporation
              ------------------------------------------------------------------


ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              c/o Stone-Kaplan Investments, LLC
              One Northfield Plaza, Suite 480
              Northfield, Illinois, 60093
              ------------------------------------------------------------------


ITEM 1(C).    NAME OF PERSON FILING:

              Locust Wood Advisers, LLC and Stephen Errico. Mr. Errico is the managing member and sole beneficial owner of Locust Wood Advisers, LLC.
              ------------------------------------------------------------------


ITEM 1(D).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              1540 Broadway, Suite 1504
              New York, New York  10036
              ------------------------------------------------------------------



ITEM 1(E).    CITIZENSHIP:

              Locust Wood Capital Advisers, LLC is a Delaware limited liability company; Stephen Errico is a United States citizen.
              ------------------------------------------------------------------



ITEM 1(F).    TITLE OF CLASS OF SECURITIES:

              Common Stock
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ITEM 1(G).    CUSIP NUMBER:

              48562P 10 3
              ------------------------------------------------------------------
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CUSIP NO. 48562P103                   13G                      PAGE 5 OF 8 PAGES
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ITEM 2.       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
              OR (C), CHECK WHETHER THE PERSON FILING IS A:

              Not applicable.
              ------------------------------------------------------------------

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CUSIP NO. 48562P103                   13G                      PAGE 6 OF 8 PAGES
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ITEM 3.       OWNERSHIP.

              (a) Amount beneficially owned:

                  1,337,000*

              (b) Percent of class:

                  5.4% of aggregate voting power as of May 11, 2007

              (c) Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:

                         1,337,000*

                  (ii)   Shared power to vote or to direct the vote: 0

                  (iii)  Sole power to dispose or to direct the disposition of:

                         1,337,000*

                  (iv) Shared power to dispose or to direct the disposition of: 0




-----------------
*    Includes 493,000 shares of common stock issuable upon exercise of warrants.

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CUSIP NO. 48562P103                   13G                      PAGE 7 OF 8 PAGES
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ITEM 4.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 5.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Locust Wood Capital Advisers, LLC represents two investment funds and five managed accounts that, to the extent they own the shares described in Item 4 above, would receive proceeds from the sale of the securities.

ITEM 6. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable.

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable.

ITEM 8.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable.

ITEM 9.       CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 48562P103                   13G                      PAGE 8 OF 8 PAGES
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                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       May 17, 2007
                                       -----------------------------------------
                                                (Date)



                                       LOCUST WOOD ADVISERS, LLC



                                       By: /s/ Stephen Errico
                                          --------------------------------------
                                           Name: Stephen Errico
                                           Title: Managing Member



                                       /s/ Stephen Errico
                                       -----------------------------------------
                                       Stephen Errico